UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2004

APPLIED FILMS CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado	000-23103	84-1311581
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9586 I-25 Frontage Road, Suite 200, Longmont, Colorado	80504
(Address of Principal Executive Offices)	(Zip Code)

303-774-3200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 7. Financial Statements and Exhibits.

Exhibit

     99      Press release dated March 2, 2004.

Item 9. Regulation FD Disclosure.

On March 2, 2004, Applied Films Corporation issued a press release announcing that it entered into an agreement to acquire the In-line Systems division of Helix Technology, Inc., Taiwan. A copy of the press release is attached as Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2004	APPLIED FILMS CORPORATION
	By:	/s/ Lawrence D. Firestone
Lawrence D. Firestone Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated March 2, 2004

9586 I-25 Frontage Rd., Suite 200 Longmont, CO 80504 U.S.A. Telephone 303.774.3200 Facsimile 303.678.9275

Exhibit 99

        LONGMONT, Colo., March 2 /PRNewswire-FirstCall/ — Applied Films Corporation (Nasdaq: AFCO) today announced that it has entered into an agreement to acquire the In-line Systems division of Helix Technology, Inc., Taiwan (the “In-line Division”), in a transaction that includes both cash and Applied Films common stock. Helix will receive approximately $12.5 million in cash and $2 million in shares of Applied Films common stock in the transaction. The acquisition is expected to be completed in the fourth quarter of fiscal 2004. The closing of the transaction is subject to certain closing conditions and there is no assurance that the transaction will be completed. We do not expect the transaction to have any material effect on our financial performance for the remainder of our current fiscal year ending June 30, 2004.

        The In-line Division is located in the Tainan Science Based Industrial Park, in Tainan, Taiwan. After the closing it will operate as a wholly-owned subsidiary of Applied Films and the In-line Division’s management and employees will become a part of Applied Films’ new subsidiary.

        The In-line Division and Applied Films Corporation both produce equipment for the flat panel display (“FPD”) industry and other industries. FPD’s are found in a wide variety of consumer and industrial products including cellular telephones, personal digital assistants, televisions, and desktop monitors.

        Thomas Edman, President and Chief Executive Officer of Applied Films Corporation, said: “We are very excited about this combination. We currently enjoy a strong relationship with Helix Technology, which has served as a distributor and a licensed manufacturer for several of our earlier generation equipment platforms. The familiarity of the In-line Division personnel with our New Aristo platform will allow us to accelerate our strategy of driving lower costs by manufacturing some of our products in Asia. This capability will help us better serve our customers with a manufacturing facility and experienced people in close proximity to our customer base in Asia. Following the integration we will have over 80 employees in Asia, 50 of whom will be in Taiwan.”

        “The sale of the Helix Technology in-line equipment division, allows us to focus on continuing to grow our core component business”, commented Dr. S.C. Chang, Chairman and CEO of Helix Technology Inc. “Helix Technology is also pleased to see Applied Films Corporation make this commitment to flat panel display equipment manufacturing in Taiwan. We believe Applied Films Corporation is the first of the leading overseas equipment suppliers in the flat panel display industry to move forward with such a major investment.”

        About Applied Films Corporation
        We are a leading provider of thin film deposition equipment to diverse markets such as the flat panel display, the architectural, automotive and solar glass, and the consumer products packaging and electronics industries. For more information, please visit our web site at http://www.appliedfilms.com.

        Applied Films Corporation files annual and quarterly reports, Proxy Statements and other information with the SEC. You may obtain copies of Applied Films filings by visiting the web site maintained by the SEC at http://www.sec.gov. In addition, you may obtain free copies of any of Applied Films’ SEC filings by writing to Applied Films Corporation, 9586 I-25 Frontage Road, Suite 200, Longmont, Colorado 80504, Attention: Lawrence Firestone, or by calling Applied Films’ Investor Relations at 303-774-3246.

        About Helix Technology, Inc.
        Helix Technology, Inc. is a leading provider of thin film coating equipment for photronic and electronic industries in Taiwan. Helix Technology is also a TFT-LCD backlight module manufacturer for the active matrix LCD display industry.

        Helix Technology, Inc. is a public listed company over the Taiwan stock market. The company files annual and quarterly reports and other information with the Taiwan Stock Exchange Corporation (TSEC). You may view and download Helix Technology filings by visiting the website of the TSEC at http://newmops.tse.com.tw. In addition, you may obtain free copies of any of Helix Technology TSEC filings and by writing to Helix Technology, Inc., 1F, No. 15, Industry E. Rd. 4, Science-Based Industrial Park, Hsinchu, Taiwan, 300, R.O.C., Attention: Daoyang James Huang, or by calling Helix Technology Public Relations at 886-3-578-7788.

        For further information, please visit the website at http://www.helix.com.tw

        Safe Harbor Statement
        This press release contains forward-looking statements that involve substantial risks and uncertainties. Typically, these statements contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information. You are cautioned that forward-looking statements, including statements about future bookings, revenues and earnings, are not guaranties of future performance. There may be events in the future that we are not able to predict or control. Such risks and uncertainties include change in the demand for coating equipment, the effect of changing worldwide political and economic conditions on capital expenditures, the impact of SARS or other diseases and the resulting limitation of travel to customers by company representatives, production levels, including those in Europe and Asia, the effect of overall market conditions and market acceptance risks. Other risks include those associated with dependence on suppliers, the impact of competitive products and pricing, technological and product development risks and other risk factors. As a result, our operating results may fluctuate, especially when measured on a quarterly basis. The forward-looking statements included in this release are made only as of the date of this release and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances. For further information, refer to our Securities and Exchange Commission filings, including our Forms 10-K and Forms 10-Q.

        For more information, access Applied Films’ web site at http://www.appliedfilms.com